Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contacts:	Greg Smith, Chief Financial Officer Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Announces First Quarter Financial Results

Saint Paul, Minn., May 5, 2011-- Image Sensing Systems, Inc. (NASDAQ: ISNS), announced today the results for its first quarter ended March 31, 2011.

Revenue for the 2011 first quarter was $6.1 million compared to $5.4 million for the same period a year ago.  Revenue from royalties was $2.7 million in the first quarter of 2011 compared to $2.6 million in the same period of 2010.  Product sales were $3.4 million in the first quarter compared to $2.8 million in the same period of 2010.  World-wide, RTMS and CitySync product sales in the first quarter of 2011 were $1.0 million and $2.1 million, respectively.

Net loss for the first quarter of 2011 was $(808,000) or $(0.17) per share compared to net income of $402,000 or $0.10 per diluted share for the same period in 2010.  On a non-GAAP basis, excluding intangible asset amortization net of tax, net loss for the first quarter of 2011 was $(536,000) or $(0.11) per share.

Ken Aubrey, CEO, said, “As we indicated two weeks ago in our pre-release, the overall first quarter results fell below our expectations.  The primary areas of underperformance were across the breadth of our Asian business and our RTMS business in North America.  Our Autoscope product line was steady to improving, especially in North America and Eastern Europe, and the bulk of our CitySync activities which are centered in Europe were encouraging from a revenue perspective.

“All in all, our gross margins were depressed. However, this was primarily due to a combination of unusually large third party content and low RTMS sales volume, where we have higher fixed manufacturing costs.  We expect this to ameliorate as revenues rebound to more normal levels.

“Lastly, we are pleased that, notwithstanding the protracted winter, we are finally able to undertake the installation phase of our beta level hybrid product at five intersections.  We are enthusiastic that we will be in the confirmatory trial running phase for this revolutionary product in a matter of weeks,” continued Mr. Aubrey.

Non-GAAP Information

We provide certain non-GAAP financial information as supplemental information to GAAP amounts. This non-GAAP information excludes the impact, net of tax, of amortizing the intangible assets from the 2007 EIS asset acquisition and the 2010 CitySync acquisition and may exclude other non-recurring items.  Management believes that this presentation facilitates the comparison of our current operating results to historical operating results. Management uses this non-GAAP information to evaluate short-term and long-term operating trends in our core operations. Non-GAAP information is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP financial measures and may not be computed the same as similarly titled measures used by other companies.

About Image Sensing

Image Sensing Systems, Inc. is a provider of software-based detection solutions for the Intelligent Transportation Systems (ITS) sector and adjacent markets including security, police and parking. We have sold more than 120,000 units of our industry leading Autoscope® machine-vision, RTMS® radar and CitySync automatic number plate recognition (ANPR) products in over 60 countries worldwide.  The depth of our experience coupled with the breadth of our product portfolio uniquely positions us to provide powerful hybrid technology solutions and to exploit the convergence of the traffic, security and environmental management markets. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement:  Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services, including ANPR products; adverse weather conditions in our markets; the impact of governmental laws and regulations; increased international presence; our success in integrating acquisitions; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2010 filed in March 2011.

Image Sensing Systems, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share information)

(unaudited)

	Three-Month Period Ended March 31,
	2011	2010
Revenue
Royalties	$2,698	$2,591
Product sales	3,447	2,812
	6,145	5,403
Cost of revenue	1,664	932
Gross profit	4,481	4,471

Operating expenses
Selling, marketing and product support	2,620	1,856
General and administrative	1,472	1,038
Research and development	1,029	777
Amortization of intangible assets	412	192
	5,533	3,863
Income (loss) from operations	(1,052)	608
Other income (expense), net	4	(36)
Income (loss) before income taxes	(1,048)	572
Income tax expense (benefit)	(240)	170
Net income (loss)	$(808)	$402

Basic net income (loss) per share	$(0.17)	$0.10
Diluted net income (loss) per share	$(0.17)	$0.10

Weighted shares – basic	4,824	3,989
Weighted shares – diluted	4,824	4,089

Reconciliation of GAAP to non-GAAP basis
Non-GAAP operating expenses (1)	5,121	3,671
Non-GAAP income (loss) from operations	(640)	800
Other income (expense), net	4	(36)
Non-GAAP income (loss) before income taxes	(636)	764
Non-GAAP income taxes (2)	(100)	235
Non-GAAP net income (loss)	$(536)	$529

Non-GAAP basic net income (loss) per share	$(0.11)	$0.13
Non-GAAP diluted net income (loss) per share	$(0.11)	$0.13

Notes to non-GAAP adjustments
(1) Amortization of intangible asset for period as shown above is removed (2) Income tax expense is increased by impact of (1) at ISS’ marginal tax rate of 34%

Image Sensing Systems, Inc.

Condensed Consolidated Balance Sheet

(in thousands)

(unaudited)

	March 31, 2011	December 31, 2010
Assets
Current assets
Cash and cash equivalents	$4,101	$8,021
Investments	3,641	3,954
Receivables, net	9,607	10,137
Inventories	5,131	4,649
Prepaid expenses and deferred taxes	2,428	2,247
	24,908	29,008
Property and equipment, net	1,155	1,122
Goodwill and intangible assets, net	24,230	24,226
	$50,293	$54,356
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$3,181	$4,925
Earn-outs payable	618	2,928
Income taxes payable	―	17
	3,799	7,870
Income taxes payable and deferred taxes	472	465
Shareholders’ equity	46,022	46,021
	$50,293	$54,356

Image Sensing Systems, Inc.

Condensed Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Three-Month Period Ended March 31,
	2011	2010
Operating activities
Net income (loss)	$(808)	$402
Adjustments to reconcile net income (loss) to net cash provided by (used in) operations
Depreciation and amortization	537	312
Stock option expense	94	80
Changes in operating assets and liabilities	(1,887)	(571)
Net cash provided by (used in) operating activities	(2,064)	223

Investing activities
Purchases of property and equipment, net of disposals	(158)	(135)
Payments of earn-outs	(2,361)	(1,541)
Sales of investments	313	24
Net cash used in investing activities	(2,206)	(1,652)

Financing activities
Repayment of bank debt	―	(100)
Proceeds from exercise of stock options	35	61
Net cash provided by (used in) financing activities	35	(39)

Effect of exchange rate changes on cash	315	(41)

Decrease in cash and cash equivalents	(3,920)	(1,509)
Cash and cash equivalents, beginning of period	8,021	14,084
Cash and cash equivalents, end of period	$4,101	$12,575

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